CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Rightime Fund, Inc. and to the use of our report dated November 17, 2000 on the financial statements and financial highlights of The Rightime Fund, The Rightime
Blue Chip Fund, The Rightime Social Awareness Fund, and The Rightime MidCap Fund, each a series of shares of the Rightime Fund, Inc. Such financial statements and financial highlights appear in the October 31, 2000 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.
                                              /S/TAIT, WELLER & BAKER
                                              TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 29, 2000